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                               [EOTT ENERGY LOGO]

                      P.O. BOX 4666, HOUSTON, TX 77210-4666


                                                  For more information, contact:
                                                                   Gretchen Weis
                                                                    713-807-0577

                                                               Mary Ellen Coombe
                                                                    713-993-5152


         JAMES ALLRED NAMED NEW EOTT ENERGY VICE PRESIDENT AND TREASURER

HOUSTON (July 7, 2003) - EOTT Energy LLC (OTC: EOTTV) is pleased to announce the addition of James R. Allred to its management team as Vice President and Treasurer. Allred will report to Executive Vice President and Chief Financial Officer H. Keith Kaelber.

         Allred has more than 16 years of financial services experience, primarily in the oil and gas sector of corporate banking. Prior to joining EOTT Energy, Allred headed up the oil and gas financial services practice based in Houston for ScotiaCapital Energy Finance Group of Bank of Nova Scotia, NA. In addition, Allred managed the exploration and production industry segment within the energy and power practice at Bank of America Corporation in Houston. Allred holds a bachelor of business administration in finance from The University of Texas at Austin.

         "Jim brings extensive energy industry financing and banking experience to the EOTT Energy team as well as key relationships with our producers, suppliers and customers," said EOTT Energy Chairman and CEO Tom Matthews. "He will play a key role as we transition throughout our restructuring and recapitalize to strengthen and expand our core crude oil gathering and transportation business on an ongoing basis."

ABOUT EOTT ENERGY LLC

EOTT Energy LLC is a major independent marketer and transporter of crude oil in North America. EOTT Energy also processes, stores, and transports MTBE, natural gas and other natural gas liquids products. EOTT Energy transports most of the lease crude oil it purchases via pipeline that includes 8,000 miles of intrastate and interstate pipeline and gathering systems and a fleet of more than 230 owned or leased trucks. For current information for EOTT Energy, please visit http://www.eott.com.


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FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS

All statements, other than statements of historical fact, included in this press release are forward-looking statements, including, but not limited to, statements identified by the words "will","anticipate" and "believe," and similar expressions and statements regarding our business strategy, plans and objectives for future operations. These statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. Certain factors could cause actual results to differ materially from results anticipated in the forward-looking statements. These factors include, but are not limited to: Our ability to successfully implement our restructuring plan, obtain financing for recapitalization or other purposes as may be desirable and to operate successfully under constantly changing market and other conditions.


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